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Exhibit 23.01

Consent of Independent Registered Public Accounting Firm

The Board of Directors of Valero GP, LLC
and Unitholders of Valero L.P.:

        We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-109541, 333-88264, and 333-81806), on Form S-4 (No. 333-120726) and on Form S-3 (File No. 333-109412) of Valero L. P. and subsidiaries of our reports dated March 13, 2006, on the following:

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  the consolidated balance sheets of Valero L. P. and subsidiaries as of December 31, 2005 and 2004 and the related consolidated statements of income, cash flows and partners' equity for the years then ended;

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  management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 and the effectiveness of internal control over financial reporting as of December 31, 2005; and

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  the balance sheet of Riverwalk Logistics, L.P. as of December 31, 2005.

        These reports appear in the December 31, 2005 annual report on Form 10-K of Valero L. P. and subsidiaries.

        Our report dated March 13, 2006, on management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2005, contains an explanatory paragraph that states that management has excluded Kaneb Services LLC's and Kaneb Pipe Line Partners, L.P. (collectively Kaneb's) internal control over financial reporting from its assessment of the effectiveness of the Partnership's internal control over financial reporting as of December 31, 2005. Our audit of internal control over financial reporting of the Partnership also excluded an evaluation of the internal control over financial reporting of Kaneb.

/s/ KPMG LLP

San Antonio, Texas

March 13, 2006

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  Exhibit 23.01
Consent of Independent Registered Public Accounting Firm